Exhibit 2.4

AMENDMENT TO SECURITIES EXCHANGE AGREEMENT

THIS AMENDMENT TO SECURITIES EXCHANGE AGREEMENT (this “Amendment”), dated as of May 6, 2019 (the “Effective Date”), is by and among Better Choice Company, Inc. a Delaware corporation (“BCC”) and Trupet LLC, a Delaware limited liability company (“Trupet”).

WHEREAS, BCC, Trupet and the holders of the Membership Interests of Trupet other than BCC (each, a “Trupet Member”, and collectively, the “Trupet Members”) are parties to that certain Securities Exchange Agreement, dated as of February 2, 2019 (the “Exchange Agreement”);

WHEREAS, the Exchange Agreement contemplated the issuance by BCC of a series of preferred stock designated “Series B” as consideration to the Trupet Members in the event BCC has not affected a reverse stock split or does not have sufficient authorized shares of BCC Common Stock at Closing;

WHEREAS, BCC has affected a stock split and has sufficient authorized shares of BCC Common Stock to pay the Trupet Members their due consideration at Closing in shares of BCC Common Stock;

WHEREAS, BCC has not authorize a class of preferred stock designated as “Series B”; and

WHEREAS, BCC and Trupet wish to amend certain terms of the Exchange Agreement in accordance with Section 9.1 of the Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), BCC and Trupet hereby agree as follows:

ARTICLE I
AMENDMENT

1.	Amendment of Definition. The definition of “BCC Equity Consideration” set forth in Section 1.1 of the Exchange Agreement shall be deleted in its entirety and restated as follows:

“BCC Equity Consideration” means a number of shares of BCC Common Stock as provided in Section 6.4(k), in each case subject to any adjustment pursuant to Section 6.3(h).”

2.	Amendment of Definition. The definitions of “Series A Preferred Stock” and “Series B Preferred Stock” shall be deleted in their entirety.

3.	Amendment of Section 2.1(c). Section 2.1(c) of the Exchange Agreement shall be deleted in its entirety.

4.	Amendment of Section 4.1(e)(i). Section 4.1(e)(i) of the Exchange Agreement is hereby deleted and restated in its entirety as follows:

“(i) The  authorized  capital  stock  of  BCC  consists  of  88,000,000  shares  of  BCC  Common  Stock, $0.001 par value and 4,000,000 shares of preferred stock, $0.001 par value per share (“Preferred  Stock”), of which 2,900,000 shares are designated as Series E preferred stock (“Series E Preferred Stock”). Schedule 4.1(e) sets forth, as of the Effective Date of this Agreement, (i) the number of shares of BCC Common Stock that were issued and outstanding and (ii) the number of shares of Series E Preferred Stock that were issued and outstanding. All issued and outstanding shares of the capital stock of BCC are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. All shares of BCC Common Stock issued pursuant to the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable, and free of  preemptive rights.”

5.
The references to 3.1(n) on page 31 and 3.1(t), 3.1(u)(i) and 3.1(u)(ii) on page 34 of the Exchange Agreement are a scrivener’s error and are hereby amended to read 4.1(n), 4.1(t), 4.1(u)(i) and 4.1(u)(ii).

6.	Amendment of Section 5.9 of the Exchange Agreement is hereby deleted and restated in its entirety as follows:

“5.9 Mutual Pre-Closing Covenants. After the execution of this Agreement the Parties covenant to work in good faith to prepare, negotiate and enter into, or cause to be prepared, negotiated and entered into, (i) Employment Agreements with Lori Taylor and Anthony Santarsiero and (ii) a Stockholder Agreement with the Trupet Members (excluding BCC) regarding protections of minority interests.”

7.	Amendment of Section 6.4(i) of the Exchange Agreement is hereby deleted and restated in its entirety as follows:

“(i) Financing. BCC shall have completed a financing (the “Financing”) which has been approved, in writing, by BCC, Trupet (on behalf of itself and the Trupet Members) and Bona Vida, Inc., a Delaware corporation (“Bona Vida”), and shall have received written notice confirming same from BCC’s broker-dealer. The closing of the private placement of approximately $14,800,000 of securities sold by Canaccord Genuity Group, Inc. is approved by Trupet.”

8.	Amendment of Schedule 4.1(n) to the Exchange Agreement is hereby deleted and restated in its entirety as provided in Appendix 1 hereto.

9.	The following shall be deleted in their entirety: 6.1(e), 6.2(a)(v) and 6.3(h).

10.	The officer’s certificate provided for in Section 6.2(b)(iii) shall be with respect to Trupet only, so “Trupet Member” is hereby deleted from this section.

ARTICLE II
MISCELLANEOUS

1.	Capitalized Terms. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Exchange Agreement.

2.	Reference to and Effect on the Agreement.

(a)	This Amendment is effective as of the Effective Date.

(b)	Except as expressly amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

(c)
Each reference in the Exchange Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of  like import shall mean and be a reference to the Exchange Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any of such instruments or documents to be deemed to be a reference to the Agreement as amended hereby.

3.
Entire Agreement. This Amendment read in conjunction with the Exchange Agreement, the Transaction Documents and the Disclosure Schedules, embody the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the Effective Date.

BETTER CHOICE COMPANY INC.

By:	/s/ Damian Dalla-Longa
	Name:	Damian Dalla-Longa
	Title:	Co-Chief Executive Officer

TRUPET LLC

By:	/s/ Lori Taylor
	Name:	Lori R. Taylor
	Title:	CEO

TRUPET MEMBER

By:	/s/ Lori Taylor
Lori Taylor on behalf of all Trupet Members pursuant to Section 9.3 of the Exchange Agreement

[Signature Page to the Amendment to Securities Exchange Agreement]

APPENDIX 1

Schedule 4.1(n)

BCC Contracts

BCC has an employment agreement with its Chief Executive Officer. See Schedule 4.1(v)(i).

In December 2018 BCC acquired a minority interest in Trupet by investing $2.2 million into Trupet and acquiring a Series A Membership Interest equal to approximately 6.7% of Trupet’s Membership Interests. BCC’s interest is evidenced by a limited liability company agreement with Trupet.

BCC has various contracts for routine business services including auditing and accounting services.

BCC has Contracts with Authentic Brands (Elvis Presley Houndog) and Cannasoul (Israel IP development).